OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT
                FOR CONVERTIBLE PREFERRED SHARES


THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S OF THE SECURITIES ACT) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S OF THE SECURITIES ACT) EXCEPT PURSUANT TO REGISTRATION UNDER OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

    This Offshore Securities Subscription Agreement ("Agreement") is executed in reliance upon the exemption from registration afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act.

    This Agreement has been executed by the undersigned in connection with the offshore offering of up to 2,000 shares of the Series E 8% Cumulative Convertible Preferred Stock (the "Shares") of

                   FLORIDA GAMING CORPORATION
                   1750 South Kings Highway
                   Ft. Pierce, FL 34945-3099

a corporation organized under the laws of Delaware, United States of America ( the "Issuer" or "Company"). The Issuer's common stock, par value $.01 per share ("Common Stock") is listed on the Nasdaq Small Cap Market under the symbol "BETS."

The Undersigned Purchaser:

NAME:_____________________________________

ADDRESS:__________________________________

__________________________________________

, a non "U.S. person" (the "Purchaser") hereby represents and warrants to, and agrees with, Issuer as follows:


1.  The Offering.

    a. The undersigned hereby subscribes for ___________ Shares, at a subscription price of US$ 1,000 per Share, payable in U.S. Dollars, for a total consideration of US$____________ (the "Subscription Proceeds"). As provided in the Corporation's Certificate of Designation (the "Certificate") relating to the Shares, the Shares (i) are convertible into shares of Common Stock upon the terms set forth in the Certificate and at such times set forth in Section 7 of this Agreement, and (ii) shall pay an 8.0% cumulative dividend payable, at the Corporation's option, in cash or shares of Common Stock upon conversion.

    b.   Form of Payment.  Purchaser shall pay the total
Subscription Proceeds hereunder by delivering good funds by wire transfer in United States Dollars on or before April ___, 1997 into the escrow account as follows:

                   First Union Bank of Connecticut
                   Stamford Executive Office
                   300 Main Street, P.O. Box 700
                   Stamford, CT  06904-0700

    ABA #               021101108
    Swift #             FUNBUS33INT
    Account:            20000-2072298-4
    Account Name:       Joseph B. LaRocco, Esquire - Trustee Account

2.   Subscriber Representations; Access to Information; Independent
    Investigation.

    a. Offshore Transaction. Purchaser represents and warrants to Issuer as follows:

         (i) Neither Purchaser nor any person or entity for whom Purchaser is acting as fiduciary is a U.S. person. A U.S.
    person means any one of the following:

              (1) any natural person resident in the United States of America;

              (2) any partnership or corporation organized or incorporated under the laws of the United States;

              (3)  any estate of which any executor or
         administrator is a U.S. person;

              (4)  any trust of which any trustee is a U.S. person;

              (5) any agency or branch of a foreign entity located in the United States;

              (6) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

              (7)  any discretionary account or similar account
         (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) residing in the United States; and

              (8)  any partnership or corporation if:

                   (A) organized or incorporated under the laws of any foreign jurisdiction; and

                   (B) formed by a U.S. person, principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

         (ii) At the time the buy order was originated, Purchaser was outside the United States and is outside the United States as of the date of the execution and delivery of this Agreement. No offer to purchase the Shares was made to a person in the United States.

         (iii) Purchaser is purchasing the Shares for its own account or for the account of beneficiaries for whom Purchaser has full investment discretion with respect to the Shares and whom Purchaser has full authority to bind so that each such beneficiary is bound hereby as if such beneficiary were a direct purchaser hereunder and all representations, warranties and agreements herein were made directly by such beneficiary. Purchaser is not purchasing the Shares on behalf of any U.S. person and the sale has not been prearranged with a purchaser in the United States.

         (iv) Each distributor participating in the offering of the Shares, if any, has agreed in writing, a copy of which has been delivered to Issuer with this Agreement, that all offers and sales of the Shares prior to the expiration of a period commencing on the date of the Closing of the last purchase and sale of the Shares offered by the Issuer and ending 40 days thereafter (the "Restricted Period") shall only be made (A) in compliance with the safe harbor contained in Regulation S; (B) pursuant to registration of Shares under the Securities Act; or
    (C) pursuant to an exemption from registration.

         (v) Purchaser represents and warrants and hereby agrees that all offers and sales of the Shares shall only be made (A) in compliance with the safe harbor contained in Regulation S;
    (B) pursuant to registration of Shares under the Securities Act; or (C) pursuant to an exemption from registration.

         (vi) Purchaser understands and acknowledges that the Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons or for the account or benefit of a U.S. person (other than distributors as defined in Regulation S) unless the Shares are registered under the Securities Act or unless an exemption from the registration requirements is available.

         (vii) Purchaser acknowledges that the purchase of the Shares involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Shares, including the total loss of its investment. Purchaser acknowledges that it has obtained the advice of competent legal counsel in its domicile jurisdiction that Purchaser is qualified under the laws of its domicile to purchase the securities offered hereunder and that the offer and sale of said securities will not violate the laws of its domicile jurisdiction.

         (viii) Purchaser understands that the Shares are being offered and sold to it in reliance on the rules promulgated under Regulation S and that the Issuer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such rules and the legality of Purchaser to acquire the Shares.

         (ix) Purchaser is sufficiently experienced in financial, tax and business matters so as to enable Purchaser to utilize the information made available to Purchaser in connection with the offering of Shares to evaluate the merits and risks of its investments, and to make an informed decision relating thereto.

         (x) Purchaser is not relying on the Company with respect to the tax and other economic considerations of an investment in the Shares, and in evaluating its investment, Purchaser has consulted with its own investment and/or legal and/or tax advisors.

         (xi) Purchaser understands that in the view of the SEC the statutory basis for the exemption claimed for this transaction would not be present if the offering of Shares, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provision of the Securities Act. Purchaser is acquiring the Shares for investment purposes and has no present intention to sell the Shares in the United States, to a U.S. person or for the account or benefit of a U.S. person. Purchaser hereby confirms that the purpose of including the Purchaser Representation Letter (see Exhibit "B" attached hereto) to facilitate the transfer of the certificates representing the Shares into street name, is to enable Purchaser to comply with the requirements of certain offshore portfolio management regulations and the security requirements of offshore lenders for margin loans.

         (xii) Purchaser is neither an underwriter of, nor a dealer in, the Shares. Purchaser is not participating, pursuant to a contractual agreement, in the distribution of the Shares.

         (xiii) Purchaser represents and warrants that neither it nor any of its affiliates or agents will, directly or indirectly, maintain any short position in Shares, Common Stock or any other securities of the Issuer for so long as any of the Shares owned by Purchaser have not been converted into Common Stock; provided, however, that Purchaser may maintain a short position with respect to the Shares provided that such short position is covered by conversion of the Shares within three (3) business days.

         (xiv) Purchaser represents and warrants that it is an "accredited investor" as that term is defined in Regulation D of the Securities Act.

         (xv) Purchaser represents and warrants that it is purchasing its Shares with investment intent and presently has no intent to sell, dispose of or otherwise transfer the Shares.

         (xvi) Purchaser is not subscribing for the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to Purchaser in connection with investments in securities generally.

         (xvii) As applicable, Purchaser has reached the age of majority under the laws of domicile jurisdiction, has adequate means of providing for Purchaser's current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Shares and the shares of Common Stock issuable upon conversion of the Shares for an indefinite period of time, has no need for liquidity in such investment, has made commitments to investments that are not readily marketable which are reasonable in relation to Purchaser's net worth and, at the present time, could afford a complete loss of such investment.

         (xviii)   Purchaser has full right and power to perform
    pursuant to this Agreement and make an investment in the Company.

    If Purchaser is purchasing the Shares subscribed for hereby in representative or fiduciary capacity, the representations and warranties in this Agreement shall be deemed to have been made on behalf of the person or persons for whom Purchaser is so purchasing.

    The foregoing representations and warranties are true and accurate as of the date hereof, shall be true and accurate as of the date of the acceptance by the Issuer of Purchaser's subscription, and shall survive thereafter. If Purchaser has knowledge, prior to the acceptance of this Agreement by the Issuer, that any such representations and warranties shall not be true and accurate in any respect, Purchaser, prior to such acceptance, will give written notice of such fact to the Issuer specifying which representations and warranties are not true and accurate and the reasons therefor. The representations, warranties and agreements of Purchaser contained herein shall survive the execution and delivery of this Agreement and the purchase of the Shares.

    b.   Current Public Information.    Purchaser acknowledges that
Purchaser has acquired and carefully reviewed the Issuer's preliminary draft of Form 10-K for its fiscal year ended December 31, 1996, and all of the Company's filings with the SEC for the 1996 fiscal year (the "SEC Reports"). Except as set forth in this Agreement and the SEC Reports, no written or oral representations or warranties have been made to Purchaser by the Issuer or any agent, employee or affiliate of the Issuer, and in entering into this transaction Purchaser is not relying upon any information, other than that provided pursuant to this Agreement and the SEC Reports and the results of independent investigation by Purchaser.

    c. Independent Investigation; Access. Purchaser acknowledges that Purchaser, in making the decision to purchase the Shares subscribed for, has relied upon independent investigations made by it and its Purchaser representative, if any, and Purchaser and such representatives, if any, have, prior to any sale to Purchaser, had an opportunity to ask questions of, and to receive answers from Issuer or any person acting on its behalf concerning the terms and conditions of this offering. Purchaser and its advisors, if any, have been furnished with access to all publicly available materials relating to the business, finances and operations of the Issuer and materials relating to the offer and sale of the Shares which have been requested. Purchaser has been supplied with or has sufficient access to all information, including the audited financials for the Company for the years ended December 31, 1996 and 1995, and has been afforded with an opportunity to ask questions of the Company. Purchaser and its advisors, if any, have received complete and satisfactory answers to any such inquiries.

    d. No Government Recommendations or Approval. Purchaser understands that no federal or state agency has made or will make any finding or determination relating to the fairness for public investment in the Shares, or has passed or made, or will pass on or make, any recommendation or endorsement of the Shares.

    e. Entity Purchases. If Purchaser is a partnership, corporation or trust, the person executing this Agreement on its behalf represents and warrants that:

         (i) He or she has made due inquiry to determine the truthfulness of the representations and warranties made pursuant to this Agreement;

         (ii) He or she is duly authorized (if Purchaser is a trust, by the trust agreement) to make this investment and to enter into and execute this Agreement on behalf of such entity.

    f.   Limits on Amount of Conversion and Ownership.

         (i) Other than the mandatory conversion provisions contained in this Agreement, in no event shall Purchaser be entitled to convert that amount of Shares in excess of that amount upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Purchaser and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Shares), and (2) the number of shares of Common Stock issuable upon the conversion of the Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by Purchaser and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of this provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) of such provision.

         (ii) Purchaser understands and acknowledges that Florida law prohibits any person or entity from acquiring a 5% or greater equity interest in a pari-mutuel operator and exercising control with respect to those shares until such person has received the approval of the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering, and therefore that the acquisition of 5% or more of the Common Stock upon the conversion of Shares would require such approval. Purchaser shall not be entitled to convert Shares in contravention of the restrictions of Florida law relating to the ownership of an equity interest in a pari-mutuel operator.

3.  Issuer Representations.

    Issuer represents and warrants to Purchaser as follows:

    a. Reporting Company Status. Issuer is a "Reporting Issuer" as defined by Rule 902 of Regulation S. Issuer has registered its Common Stock pursuant to Section 12 of the Exchange Act. Issuer has filed all material required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer or sale of the Shares (or for such shorter period that Issuer has been required to file such material).

     b. Offshore Transaction. Issuer has not offered Shares to any person in the United States or to any U.S. person or for the account or benefit of any U.S. person.

     c. No Directed Selling Efforts. In regard to this transaction, Issuer, has not conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S nor has Issuer conducted any general solicitation relating to the offer and sale of Shares to U.S. persons residing within the United States or elsewhere.

     d. Shares. The Shares and shares of Common Stock issuable upon conversion of the Shares, when issued and delivered will be duly and validly authorized and issued, fully paid and non-assessable and will not subject the holders thereof to any liability by reason of being such holders. Except in the event of a change in Regulation S, in which case Purchaser shall have the rights set forth in Section 13 of this Agreement, the stock certificates representing Common Stock issued upon conversion of the Shares shall be unlegended and there shall be no stop transfer instructions issued in relation to such Common Stock.

     e. Authority to Enter Agreement. This Agreement, when acknowl-edged by the signature of an officer of the Issuer, has been duly authorized, validly executed and delivered on behalf of the Issuer and is a valid and binding agreement of the Issuer in accordance with its terms.

     f. Non-contravention. The execution and delivery of this Agreement, the consummation of the issuance of the Shares and the transactions contemplated hereunder do not and will not conflict with or result in a breach by the Issuer of any of the terms or provisions of, or constitute a default under, the certificate of incorporation or by-laws of the Issuer (or any equivalent documents thereto) or any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Issuer is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule, or regulation or any applicable decrees, judgment, or order of any court, federal or state regulatory body, administrative agency or other governmental body having jurisdictions over the Issuer or any of its properties or assets.

     g. Prior Shares Issued Under Regulation S and Regulation D. Since December 1995, the Company has raised approximately $5,250,000 in Regulation S offerings. Currently, $1,162,500 remains unconverted. The Company has raised approximately $1,175,000 in Regulation D offerings in the past twelve months of which $1,175,000 remains unconverted. There are 15 million authorized shares of Common Stock of which approximately 4,588,524 shares of Common Stock are issued and outstanding.

     h. Securities Law Compliance. Based upon the representations and warranties of Purchaser in Section 2 and of all other Purchasers executing similar agreements in connection with this offering, with respect to the Company's actions, to the best of the Company's knowledge, (i) the offer and the sale of Shares has been made so as to conform in all respects with the requirements of Regulation S and with the requirements of all other published rules and regulations of the SEC currently in effect relating to offerings to non-residents of the United States of the type contemplated herein; and (ii) neither the offer, sale or delivery of the Shares under the terms of this Agreement will violate Section 5 of the Securities Act, as presently in effect.

     i. Filings. Issuer undertakes and agrees pursuant to the sale of its securities under Regulation S to make all necessary filings in connection with the sale of its securities as required by the laws and regulations of the United States, including, Form 8-K and mandatory NASDAQ notification, if any. Issuer further agrees, with respect to the filing of Form 8-K, that it will only identify Purchaser as an "accredited investor" as that term is defined in Regulation D and will not disclose Purchaser's name in Form 8-K or otherwise unless such disclosure is required by law.

     j.   Use of Proceeds.    Issuer represents that the net
proceeds of this offering shall be used primarily for working capital.

     k.   Concerning the Securities.    The issuance, sale and
delivery of the Shares have been duly authorized by all required corporate action on the part of Issuer, and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued, fully paid and non-assessable. A sufficient number of shares of Common Stock issuable upon conversion of the Shares has been duly and validly reserved for issuance and upon issuance in accordance with the terms of the Shares, shall be duly and validly issued, fully paid, and non-assessable and will not subject the holders thereof, if such persons are non-U.S. persons, to personal liability by reason of being such holders. There are no pre-emptive rights of any of Issuer with respect to any shares of Issuer's capital stock.

     l. Threatened or Pending Litigation. The Company is not aware of any threatened or pending litigation other than those matters disclosed in its preliminary draft of its Form 10-K for its fiscal year ended December 31, 1996.

     m. True Statements. Neither this Agreement nor any of the SEC Reports contain any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements are made. There exists no fact or circumstances which, to the knowledge of the Company, materially and adversely affects the business, properties, assets, or conditions, financial or otherwise, of the Company, which has not been set forth in this Agreement or disclosed in the SEC Reports.
4.   Restricted Period; Conversion.

     Rule 903 (c) under Regulation S (as currently in effect)
restricts Purchaser from offering and   selling the Shares or the
shares of Common Stock into which the Shares may be converted to U.S. persons or for the account or benefit of a U.S. person during a forty (40) day Restricted Period.

5.   Reliance on Representations.

     Purchaser understands that the offer and sale of the Shares is not being registered under the Securities Act. Issuer is relying on the rules governing offers and sales made outside the United States pursuant to Regulation S. This offering and sale of the Shares is being conducted in accordance with the terms and conditions of Rules 901 through 903 of Regulation S as currently in effect.

6.   Transfer Agent Instructions.

     a. Legends on Certificate. Purchaser may transfer the Shares to persons other than U.S. persons in accordance with Regulation S prior to the expiration of the 40 day Restricted Period. Accordingly, Purchaser acknowledges that the Company will place a stop transfer order with respect to certificates representing the Shares and that such certificates will bear the following legends:

          "The securities represented by this certificate have not been registered with the Securities and Exchange Commission (the "SEC") under the United
          States Securities Act of 1933, as amended (the
          "Securities Act"), or the securities act of any state under any states securities law. They have been issued pursuant to an exemption from registration under Regulation S ("Regulation S") promulgated under the Securities Act. The securities may not be offered, sold or otherwise transferred in the United States or to U.S.
          Persons (as such term is defined in Regulation
          S) unless the securities are registered under the Securities Act and applicable state securities laws, or such offers, sales and transfers are made pursuant to available exemptions from the registration requirements of those laws.

          The transfer of shares of Common Stock issuable upon conversion of the shares represented by this certificate is limited by an Offshore
          Securities Subscription Agreement for
          Convertible Preferred Shares.

          The Corporation will provide each stockholder on request and without charge a copy of the certificate of designations setting forth the powers, designations, preferences and relative rights of the Series E 8% Cumulative Convertible
          Preferred Stock."

     b. Purchaser Representation Letter. Issuer agrees to accept a Purchaser's Representation Letter from Purchaser in the form of Exhibit "B" attached, as sole and sufficient evidence that Purchaser has complied with applicable securities laws and upon receipt of such a letter shall promptly transfer, or instruct the transfer agent, for the Shares, if any, to transfer the Shares into "Street Name", if so requested by Purchaser, as expeditiously as practical after receipt of the certificates and the Purchaser Representation Letter.

     c.    Transfer Agent Instructions.    Issuer shall issue, or
instruct the transfer agent for the Shares, if any, to issue one or more share certificates representing Shares, in the names of qualified purchasers to be specified prior to the Closing (as defined in Section 8). All of the Shares so issued will be issued pursuant to Regulation S. Issuer warrants further that the Shares shall be freely transferable on the books and records of Issuer subject to compliance with Regulation S and other applicable securities laws and the terms of this Agreement.

7.  Conversion Procedures.

     a. The number of shares of the Company's Common Stock, issuable upon conversion of the Shares held by a Purchaser under the terms of this Agreement shall equal the Subscription Proceeds plus the amount of the accrued dividends through the Conversion Date, (as that term is defined below) divided by the lesser of: (i) $7.50 per share or (ii) 80% of the average closing bid price for the five (5) days prior to, but not including, the day of conversion. Purchaser is entitled, at its option to convert 25% of the Shares into shares of Common Stock, 120 days after the Closing Date (as defined in Section 8). Purchaser is entitled, at its option, to convert an additional 25% (50% cumulatively) of the Shares into shares of Common Stock anytime 150 days after the Closing Date. Purchaser is entitled, at its option, to convert an additional 25% (75% cumulatively) of the Shares into shares of Common Stock anytime 180 days after the Closing Date. Purchaser is entitled, at its option, to convert an additional 25% (100% cumulatively) of the Shares into shares of Common Stock anytime 210 days after the Closing Date.
Such conversion shall be effectuated by sending a facsimile and an original of the signed Notice of Conversion to the Company at the address set forth therein or such address as the Company may later designate in written notice to Purchaser and a facsimile and original of the signed Purchaser Representation Letter, see Exhibits "A" and "B" attached hereto, which evidences Purchaser's intention to convert the Shares or a specified portion thereof, and accompanied by proper assignment, if applicable. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded down or up, as the case may be, to the nearest whole share. The date on which the Notice of Conversion is effective (the "Conversion Date") shall be deemed to be the date on which Purchaser has delivered to the Company the original stock certificates representing the Shares to be converted, a facsimile of the signed Notice of Conversion and a facsimile of the signed Purchaser Representation Letter, as long as the originals are received and all other documents (in proper form) required to issue and deliver Common Stock in accordance with Purchaser's instruction (together, the "Original Documents") are received within 3 business days thereafter. If the Original Documents are not received by the Company within three business days from the Conversion Date, then the Conversion Date shall be the date on which the Original Documents are actually received by the Company. If after 10 business days after the Conversion Date the Company has failed to honor a Conversion Notice for any reason, then in such event, Purchaser shall have the right to demand and receive from the Company the balance of Subscription Proceeds paid, based on the number of Shares left unconverted, plus interest based on the 8.0% cumulative dividend.

     b. Within five (5) business days after the Conversion Date the Company shall issue and deposit in overnight mail to Purchaser or any party receiving the certificate for the number of shares of Common Stock issuable upon the conversion by transfer from Purchaser (together with Purchaser, a "Holder") at the address of the Holder on the books of the Company. The stock certificate representing shares of Common Stock issuable upon the conversion shall not bear a restrictive legend, nor shall the shares be subject to any stop order, except in the event of a change in Regulation S, in which case Purchaser shall have the rights set forth in Section 13 of this Agreement. It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date. No payment or adjustment shall be made for accrued and unpaid dividends on the Shares until the Shares are converted. Upon surrender of any Shares that are to be converted in part, the Company shall issue to Purchaser new Shares equal to the number of unconverted Shares, if so requested by Purchaser. In the event the Company does not make delivery of the Common Stock, as instructed by Purchaser, within 5 business days after the Conversion Date, then in such event the Company shall pay to Purchaser an amount, in cash in accordance with the following schedule, wherein "No. Business Days Late" is defined as the number of business days beyond the 5 business days delivery period.

                                   Late Payment for Each
                                   $10,000 of Subscription
No. Business Days Late             Proceeds Being Converted
     1                             $100
     2                             $200
     3                             $300
     4                             $400
     5                             $500
     6                             $600
     7                             $700
     8                             $800
     9                             $900
     10                            $1,000
     >10                           $1,000 + $200 for each
                              Business Day Late Beyond 10 Days

     To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 7(b) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 7(b) shall not apply but instead the provisions of Section 7(c) shall apply.

     The Company shall pay any payments incurred under this Section 7(b) in immediately available funds within three (3) business days from the date of delivery of stock certificates representing the applicable Common Stock. Nothing herein shall limit a Purchaser's right to pursue actual damages for the Company's failure to issue and deliver Common Stock to Purchaser within 6 business days after the Conversion Date.

     The Company recognizes the right of Purchaser to assign any portion of the Shares to another non-U.S. Person during the 40 day Restricted Period and to assign any portion of the Shares to another non-U.S. Person or U.S. person or entity after the 40 day Restricted Period.

     c. If, at any time Purchaser submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the Shares (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to Purchaser all of the shares of Common Stock which are available, and the Notice of Conversion as to any Shares requested to be converted but not converted (the "Unconverted Shares") shall become null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Purchasers of outstanding Shares, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier). No Purchaser may submit a Notice of
Conversion after receipt of a Notice of Conversion Default   until
the date additional shares of Common Stock are authorized by the Company.

     The Company agrees to pay to all Purchasers of outstanding Shares payments for a Conversion Default ("Conversion Default
Payments") in the amount of     (N/365) x (.20) x the initial
Subscription Proceeds of the outstanding Shares held by each Purchaser where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Shares. The Company shall send notice ("Authorization Notice") to each Purchaser of outstanding Shares that additional shares of Common Stock have been authorized, the authorization date of the additional shares of Common Stock and the amount of Purchaser's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, at Purchaser's option, payable as follows: (i) in the event Purchaser elects to take such payment in cash, cash payments shall be made to such Purchaser of outstanding Shares by the fifth day of the following calendar month, or (ii) in the event Purchaser elects to take such payment in stock, Purchaser may convert such payment amount into Common Stock at the Conversion Rate at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory 24 month conversion period.

     Nothing herein shall limit Purchaser's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

     d. Nothing contained in this Subscription Agreement shall be deemed to establish or require the payment of interest to Purchaser at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by Purchaser to the Company.

8.  Closing Date and Escrow Agent.

    The date of the issuance of the Shares in the name of Purchaser (the "Closing Date") shall be the date the funds were wired to the Issuer by the Escrow Agent. The Closing ("Closing") shall be effected through delivery of funds and certificates to the Escrow Agent. Purchaser shall forthwith deliver the necessary funds as indicated in Section 1 to the Escrow Agent. Share certificates ("Certificates") will be delivered at the instructions of the Issuer to the Escrow Agent: Joseph B. LaRocco, Esquire, 1055 Washington Boulevard, 8th Floor, Stamford, Connecticut 06901. Purchaser and Issuer agree that the Escrow Agent, in his capacity as Escrow Agent, has no liability as a result of any fraudulent or unlawful conduct of any party other than the Escrow Agent and agree to hold the Escrow Agent harmless except in circumstances involving gross negligence or
willful misconduct by the Escrow Agent.   In the event the
Certificates are not received by the Escrow Agent from the Issuer within Five (5) Business Days of the date of receipt of both the executed original of this Agreement and the escrowed funds, the Escrow Agent shall return the escrowed funds without interest to Purchaser by wire transfer pursuant to written instructions.

9.  Conditions to the Company's Obligation to Sell.

    Issuer reserves the right to reject this Agreement prior to signing by Issuer. Purchaser understands that Issuer's obligation to sell the Shares subscribed for hereunder is conditioned upon:

    a. The receipt and acceptance by Issuer of this Agreement for all the Shares as evidenced by execution of this Agreement by an officer of the Issuer. Purchaser understands this Agreement is irrevocable after acceptance by Issuer; and

    b.   Delivery into the Escrow Agent by Purchaser of good U.S.
funds as payment in full for the purchase of the Shares and all fees.

10. Conditions to Purchaser's Obligation to Purchase.

    Issuer understands that Purchaser's obligation to purchase the Shares subscribed for hereunder is conditioned upon the following:

    a.   execution and delivery of this Agreement by the Issuer; and

    b.   delivery of Shares by Issuer  to the Escrow Agent.

11. Redemption.

    If, after one (1) year following the Closing Date, the twenty
(20) day average closing bid price is less than or equal to $7.50 per share, then in such event, the Issuer shall have the right, for a period of ten (10) days following the one year anniversary of the Closing Date to redeem all, but not part, of the outstanding Shares. The redemption price shall equal $1,150 per Share, plus accrued dividends. Issuer must have cash or confirmed credit facilities available to effect the redemption and the redemption must take place within twenty (20) days of notice to Purchaser. Redemption shall be effected by Purchaser delivering the remaining Shares left unconverted to the Escrow Agent and the Issuer wiring said funds to cover the redemption to the Escrow Agent.

12. Governing Law.

    This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to its choice of law principles.

13. Change in Regulation S.

    a. If, during the twenty-four month period following the issuance of the Shares, there is any change in Regulation S that would restrict Purchaser's ability to resell Common Stock issued upon the conversion of Shares ("Registrable Securities") into the United States public securities markets after the Restricted Period, Purchaser shall have the right to request that the Company register its Registrable Securities under the Securities Act upon the terms and conditions set forth in this Section 13. All expenses incurred in connection with any registration or compliance pursuant to this Agreement, including without limitation, all registration and filing fees, printing expenses, fees and disbursement of counsel for the Company, and expenses of any special audits incidental to or required by such registration, shall be borne by the Company; provided, however, that the Company shall not be required to pay fees of legal counsel of Purchaser, or underwriters' fees, discounts, or commissions relating to the Registrable Securities. Purchaser shall provide the Company all information concerning Purchaser required to be included in the registration statement or that the Company may reasonably request in connection with any registration pursuant to this Section 13.

    b. Upon the written demand of holders of 20% of the Registrable Securities then outstanding or subject to issuance upon the conversion of then outstanding Shares, the Company shall prepare and file a registration statement under the Securities Act covering the Registrable Securities for which registration is requested by any of the Purchasers ("Demand Registration"), which shall take effect not later than 120 days after the date such demand is delivered to the Company. Upon receipt of the written demand for registration, the Company shall notify all remaining Purchasers, who shall notify the Company by fax or otherwise in writing, not later than 10 days after the date notice is first sent by the Company, of any Registrable Securities such Purchasers wish to include in the registration. The Company shall not be obligated to effect more than one registration pursuant to this Section 13(b).

    c. If the Purchasers initiating the registration request hereunder ("Initiating Purchaser") intend to distribute the Registrable Securities covered by their request by means of an underwriting, the Initiating Purchaser shall so advise the Company as a part of their request made pursuant to this Section 13 and the Company shall include such information in the written notice referred to in subsection 13(a). In such event, the right of any Purchaser to include its Registrable Securities in such registration shall be conditioned upon such Purchaser's participation in such underwriting and the inclusion of such Purchaser's Registrable Securities in the underwriting. All Purchasers proposing to distribute their securities through such underwriting shall, together with the Company, enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Purchasers, and reasonably acceptable to the Company; provided that no Purchaser shall be required to make any representations other than with respect to its ownership of Registered Securities and its intended method of distribution.

    d.   The Company is not obligated to effect a Demand
Registration under this Section 13 if in the written opinion of counsel to the Company reasonably acceptable to the Initiating Purchaser (and satisfactory to the Company's transfer agent to permit the transfer) that registration under the Securities Act is not required for the immediate public transfer of all Registrable Securities pursuant to Rule 144 or other applicable provisions.

    e. If the Company is not eligible to effect a registration at the time of a Demand Registration under the terms of Section 13(b) of this Agreement, then the Company shall pay to all Purchasers of outstanding Shares a penalty equal to the amount of the Conversion Default Penalty ("Conversion Default Penalty") set forth in Section 7(b) of this Agreement for each day beyond 120 days of the receipt of a request for a Demand Registration until such registration is complete. If, on the date (the "Conversion Eligibility Date") that Shares become eligible for conversion into Common Stock, the Common Stock is not listed on OTC-Bulletin Board, NASDAQ Small Cap or National Market, or a national stock exchange, then the Company shall pay to all Purchasers of outstanding Shares that are eligible for immediate conversion a penalty equal to the amount of the Conversion Default Penalty for each day beyond the Conversion Eligibility Date until such listing is complete.


    f. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than Purchaser) any of its Common Stock under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on Form S-4 or any successor or similar form for registration of securities issuable upon a reclassification, upon a business combination involving an exchange of securities or upon an exchange offer for securities of the Issuer or another entity), the Company shall, at such time, promptly give each Purchaser written notice of such registration. Upon the written request of each Purchaser given by fax within ten (10) days after mailing of such notice by the Company, which request shall state the intended method of disposition of such shares by such Purchaser, the Company shall cause to be registered under the Securities Act all of the Registrable Securities that each such Purchaser has requested to be registered (a "Piggyback Registration").

    g. If the Company has to file a registration statement, pursuant to any of the provisions of this Section 13, then the Company shall upon said filing use its best efforts to promptly respond to any SEC comments issued with respect to the registration statement. Upon satisfaction of all SEC requirements the Company will act to have the registration statement declared effective within 15 business days after the date upon which the SEC has no further comments. In the event the Company does not have the registration statement declared effective within 15 business days of the date the Company has satisfied all SEC requirements and after the SEC has no further comments (other than at the direction of one or more Purchasers), then in such event the Company shall pay cash liquidated damages to Purchaser in an amount equal to 2% of the Subscription Proceeds of the then outstanding shares per 30 day period until the registration statement is declared effective.

14. Right of First Refusal.

    The Company hereby covenants and agrees that for a period of six months following the Closing Date, it shall not seek any further financing pursuant to Regulation S or Regulation D. Purchaser is hereby given a pro-rata right of first refusal on any Regulation S or Regulation D offering involving the Company for the period beginning six (6) months following the Closing Date and ending twelve (12) months following the Closing Date. Purchaser shall have 5 business days from the date the Company sends a facsimile and an original copy of the subscription agreement to Purchaser in which to accept by signing the subscription agreement and faxing it to the Company. After Purchaser receives a fax copy of the subscription agreement signed by the Company, Purchaser shall have three business days in which to wire the funds pursuant to the terms of the subscription agreement.

15. Entire Agreement.

    This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. This Agreement may be amended only in writing executed by all parties hereto.

16. Independent Counsel. Purchaser acknowledges that it has been advised to consult with its own attorneys and financial advisors regarding this Agreement.

17. Arbitration. The parties shall resolve any dispute arising hereunder before a panel of three arbitrators selected pursuant to and run in accordance with the Commercial Arbitration rules of the American Arbitration Association, as such rules may be modified or as otherwise agreed by the parties in controversy The arbitration shall be held in New York, New York. Each party shall bear its own attorney's fees and costs of such arbitration. Disputes under this Agreement as well as all of the terms and conditions of this Agreement shall be governed in accordance with and by the laws of the State of Delaware.

18. Full Name and Address of Purchaser for Registration Purposes:

NAME:_____________________________________________________________

ADDRESS:__________________________________________________________

__________________________________________________________________

__________________________________________________________________

TELE.NO.__________________________________________________________

FAX NO.____________________________________________________________


COMPANY
NAME:____________________________________________________________


19.  Delivery Instructions: (If different from Registration Name):

NAME:______________________________________________________________

ADDRESS:___________________________________________________________

___________________________________________________________________

TELE. NO.__________________________________________________________

FAX NO.____________________________________________________________

CONTACT
NAME:____________________________________________________________

SPECIAL
INSTRUCTIONS:_____________________________________________________

__________________________________________________________________

20. Issuer's Acceptance Based Upon Purchaser Representations.

    Issuer is accepting this subscription based upon and in reliance upon the representations and warranties of Purchaser contained herein, including without limitation, those contained in section 2 and this Agreement would not be accepted by Issuer in the absence of such representations and warranties.


        [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]


IN WITNESS WHEREOF, this Offshore Securities Subscription Agreement was duly executed as of the _______ day of April, 1997.

COMPANY
Name:______________________________________________________________
                        Purchaser



                   By:_____________________________________
                      Official Signatory of Purchaser

Name (Printed):____________________________________________________

Title:_____________________________________________________________

Country of
Execution:_________________________________________________________


Accepted this ___ day of the month of _________________________,
1997.



                        FLORIDA GAMING CORPORATION



                   By:_________________________________________
                      Bennett Collett, Its CEO, duly authorized




                            Exhibit A
                       NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Preferred Shares.)

Florida Gaming Corporation
Attention:  Mr. Timothy L. Hensley
Miami Jai-Alai
3500 N. W. 37th Avenue
Miami, Florida 33142
Telephone (305) 633-6400
Facsimile (305) 634-7013



    The undersigned hereby irrevocably elects, as of ______________, 199_ to convert ________ Series E 8% Cumulative
Convertible Preferred Shares of Florida Gaming Corporation (the Company") represented by stock certificates No.(s) _______ into shares of Common Stock of the Company according to the conditions set forth in the Subscription Agreement dated _____________, 199_.

    If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and in delivering herewith such certificates and furnish stock powers and other transfer documents as reasonably required by the Company or its transfer agent with medallion guarantees. No fee will be charged to the undersigned for any conversion, except for transfer taxes, if any.

    The undersigned represents that: (i) it is familiar with and understands the terms, conditions and requirements contained in Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Act") as it is currently in effect; (ii) it is not a "U.S. person" or "distributor" as defined in Regulation S; (iii) it purchased the Shares being converted and is acquiring the Common Stock referenced herein, for its own account and not for the account or benefit of any U.S. Person; (iv) it is not and has not been an executive officer or director of the Company or an "affiliate" of the Company (as such term is defined in the Act), nor has any person affiliated with the undersigned had such status with the Company; (v) neither it nor any of its affiliates or agents will, directly or indirectly, maintain any short position in Shares, Common Stock or any other securities of the Issuer for so long as any of the Shares owned by Purchaser have not been converted into Common Stock; provided, however, that the undersigned may maintain a short position with respect to the Shares provided that such short position is covered by conversion of the Shares within three (3) business days; (vi) it has no prior understanding with respect to the sale of the Common Stock to any third party; (vii) it has not engaged in any "directed selling efforts" (as such term is defined in Regulation S) with respect to the Common Stock issuable upon the conversion of the Shares; (viii) it purchased the Shares with investment intent; and (ix) it received the offer to purchase the Shares outside the United States and at the time the Agreement pursuant to which the Shares was executed was, and upon execution of this Notice of Conversion is, outside the United States.


Date of Conversion*_________________________________________

Applicable Conversion Price_________________________________

Signature___________________________________________________
                                        [Name]

Address for delivery of the Common Stock____________________

____________________________________________________________

____________________________________________________________

Phone______________________   Fax___________________________



Please call at ________________ if you need to confirm this facsimile Notice of Conversion.


                                   ___________________________
                                   PURCHASER NAME

                                   BY:________________________


                                   TITLE:_____________________

                                   DATE:______________________




                            EXHIBIT B

                 PURCHASER REPRESENTATION LETTER

Dear Sirs:

    The undersigned__________________, has purchased on
_______________, 1997, ______________ Series E 8% Cumulative
Convertible Preferred Shares (the "Shares") of
_______________________________________  (the "Company").  In
connection with such purchase, the undersigned, has executed and delivered a subscription agreement ("Subscription Agreement") of your design. As the forty (40) day transaction restriction period has expired, the undersigned hereby requests that the Shares be transferred into "Street Name" of __________________________.

    The undersigned represents and warrants as follows:

(1) The offer to purchase the Shares was made to it outside of the United States and the undersigned was, at the time the Subscription Agreement was executed and delivered, and is now, outside the United States;

(2) It is not a U.S. Person (as such term is defined in Section 902(a) of Regulation S promulgated under the United States Securities Act of 1933, as amended, (the "Securities Act"); and it has purchased the Shares for its own account and not for the account or benefit of any U.S. person;

(3) All offers and sales by the undersigned of the Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to and exemption from, or in a transaction not subject to the registration requirements of, the Securities Act;

(4) It is familiar with and understands the terms, conditions and requirements contained in Regulation S and definitions of U.S.
persons contained in Regulation S;

(5) The undersigned has not engaged in any "directed selling efforts" (as such term is defined in Regulation S) with respect to the Shares or the Common Stock of the Company ("Common Stock") that is issuable upon conversion; and

(6) The undersigned purchased its Shares with investment intent and at the time of the purchase of said Shares had no interest to sell, dispose of or otherwise transfer the Shares. The purpose for this request is to facilitate the management of the undersigned's investment accounts.

(7) Neither it nor any of its affiliates or agents will, directly or indirectly, maintain any short position in Shares, Common Stock or any other securities of the Company for as long as any of the Shares owned by Purchaser have not been converted into Common Stock; provided, however, that the undersigned may maintain a short position with respect to the Shares provided that such short position is covered by conversion of the Shares within three (3) business days.

(8) Limits on Amount of Conversion and Ownership. Other than the Mandatory Conversion provisions contained in the Subscription Agreement which are not limited by the following, in no other event shall Purchaser be entitled to convert that amount of Shares in excess of that amount upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Purchaser and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Shares), and (2) the number of shares of Common Stock issuable upon the conversion of the Shares with respect to which the determination of this proviso is being made, would result in beneficial ownership by Purchaser and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Company. For purposes of this provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause
(1) of such provision.


Dated this ___ day of the month of ___________________, 199  .

By:

_______________________________             ______________________
Official Signature of Purchaser                       Title